Exhibit 99.1

FOR IMMEDIATE RELEASE

NexPoint Hospitality Trust to be Acquired by NexPoint Diversified Real Estate Trust

DALLAS and TORONTO, November 25, 2024 -- NexPoint Hospitality Trust (“NHT” or the “REIT”1), (TSX-V: NHT.U) and NexPoint Diversified Real Estate Trust (NYSE: NXDT) (“NXDT”) today announced the execution of a definitive agreement (the “Merger Agreement”), on November 22, 2024, pursuant to which the REIT will be dissolved and its subsidiary entities merged with and into entities owned or controlled, directly or indirectly, by NXDT (the “Transaction”). Pursuant to the Transaction, each REIT unitholder (the “Unitholders”) will receive, for each trust unit of the REIT (a “Unit”), either US$0.36 cash per Unit or common shares of NXDT (the “NXDT Common Shares”) equal to the quotient of US$0.36 divided by the volume weighted average price of the NXDT Common Shares quoted on the New York Stock Exchange for the ten (10) trading days prior to closing of the Transaction. Subject to the satisfaction of all conditions precedent, the Transaction is expected to be completed in the first quarter of 2025. Upon closing of the Transaction, the REIT’s Units will be delisted from the TSX Venture Exchange (the “TSXV”). Raymond James Limited has entered into a voting and support agreement pursuant to which it has agreed to support and vote the Units it owns (beneficially or otherwise) or over which it exercises control or direction over, including on behalf of accounts over which it has discretionary authority, in favour of the Transaction.

Transaction Highlights

●	The proposed price of US$0.36 per Unit represents a premium of approximately 2300% to the 30-day volume weighted average price per Unit on the TSXV ended November 22, 2024 of US$0.015;

●	Unitholders who elect to receive cash for their Units will immediately realize a fair value for their investment and the payment in cash provides certainty of value for their Units;

●

Unitholders who receive NXDT Common Shares will have the opportunity to participate in any increase in value of the REIT’s assets and the increase in value of the current assets of NXDT and are expected to have greater liquidity due to higher trading volumes in the NXDT Common Shares;

●

The Transaction represents the best prospect for maximizing Unitholder value over the short to medium term given current and expected macroeconomic conditions in North America and their potential impact on the REIT;

●

The REIT’s board of trustees (the “Board”), with James Dondero declaring his interest in the Transaction and abstaining, have approved the Transaction and recommend that Unitholders vote in favour of the Transaction; and

●

Doane Grant Thornton LLP (“Doane Grant Thornton”), the Special Committee’s financial advisor, has provided a fairness opinion to the Special Committee that based upon and subject to the assumptions and limitations described in their opinion, the consideration to be received by Unitholders pursuant to the Transaction is fair, from a financial point of view, to such Unitholders.

1 In this release, “we,” “us,” “our,” “NHT,” and the “REIT,” each refer to NexPoint Hospitality Trust.

Transaction Details

The Transaction is a “business combination” under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) as NXDT and its related entities, including entities controlled by James Dondero, own or exercise control or direction over approximately 82.86% of the outstanding Units of the REIT. Accordingly, the Transaction will be subject to the approval of at least (i) two-thirds (66 2/3%) of the votes cast by Unitholders present in person or represented by proxy at a special meeting of Unitholders (the “Meeting”) and (ii) the majority of Unitholders present in person or represented by proxy at the Meeting, excluding the votes of NXDT and James Dondero and affiliated entities, and any other Unitholders whose votes are required to be excluded for the purposes of “minority approval” under MI 61-101. Further details regarding the applicable voting requirements will be contained in a management information circular (the “Circular”) to be filed and mailed to Unitholders in connection with the Meeting to consider the approval of the Transaction. The Transaction is subject to other customary conditions, however, is not subject to a financing condition.

The Merger Agreement provides for, among other things, customary representations and warranties and non-solicitation covenants from the REIT, including “fiduciary out” provisions that allow the REIT to accept a superior proposal in certain circumstances and a five (5) business day “right to match period” in favour of NXDT. The Merger Agreement also provides for the payment of a termination fee of US$370,000 by the REIT or NXDT if the Transaction is terminated in certain specified circumstances.

The Merger Agreement will be available on the SEDAR+ website at www.sedarplus.ca within ten (10) days following the date of this press release.

Board of Trustees Recommendation and Fairness Opinion

The Board, with James Dondero declaring his interest in the Transaction and abstaining, after consultation with its financial and legal advisors, and on the recommendation of the Special Committee composed solely of independent trustees, has resolved to approve the Transaction and recommends that Unitholders vote in favour of the Transaction.

Doane Grant Thornton has provided a fairness opinion to the Special Committee that, based upon and subject to the assumptions and limitations described in their opinion, the consideration to be received by Unitholders pursuant to the Transaction is fair, from a financial point of view, to such holders.

Advisors

Goodmans LLP and BakerHostetler LLP are acting as legal counsel to the REIT and its subsidiaries. Winston & Strawn LLP is acting as legal counsel to NXDT and its subsidiaries. Doane Grant Thornton is acting as financial advisor to the Special Committee and has provided a fairness opinion. Goodmans is acting as legal counsel to the Special Committee.

NXDT Early Warning Disclosure

Prior to the Transaction, James Dondero, together with the persons and entities which are directly or indirectly controlled or deemed to be controlled by him including NXDT, beneficially owned or exercised control or direction over, 24,164,700 Units, representing an approximate 82.33% ownership interest in the REIT (81.75%, assuming conversion of all outstanding Class B units of the REIT’s operating partnership, NHT Operating Partnership, LLC (“Class B OP Units”)).

Assuming closing of the Transaction, James Dondero, together with the persons and entities which are directly or indirectly controlled or deemed to be controlled by him including NXDT, will beneficially own or exercise control or direction over, all of the outstanding Units and Class B OP Units.

About NHT

NexPoint Hospitality Trust is a publicly traded real estate investment trust, with its Units listed on the TSX Venture Exchange under the ticker NHT.U. NHT is focused on acquiring, owning and operating well-located real estate assets including, but not limited to, investments in life science and semiconductor manufacturing properties, but mainly focusing on hospitality properties in the United States that offer a high current yield and in many cases are underperforming assets with the potential to increase in value through investments in capital improvements, a market-based recovery, brand repositioning, revenue enhancements, operational improvements, expense inefficiencies, and exploiting excess land or underutilized space. NHT owns 7 branded properties sponsored by Marriott, Hilton and Hyatt, located across the U.S. NHT is externally advised by NexPoint Real Estate Advisors VI, L.P.

About NXDT

NexPoint Diversified Real Estate Trust (NYSE: NXDT) is an externally advised, publicly traded, diversified REIT focused on the acquisition, development, and management of opportunistic and value-add investments throughout the United States across multiple sectors where NexPoint and its affiliates have operational expertise. NXDT is externally advised by NexPoint Real Estate Advisors X, L.P. For more information, please visit nxdt.nexpoint.com.

Forward Looking Information

This news release includes forward-looking information within the meaning of applicable Canadian securities laws. In some cases, forward-looking information can be identified by the use of words such as “may”, “will”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, and by discussions of strategies that involve risks and uncertainties, certain of which are beyond the REIT’s and NXDT’s control. In this news release, forward-looking information includes, among other things, statements relating to expectations with respect to the timing and outcome of the Transaction and the anticipated benefits of the Transaction to the parties and their respective security holders. The forward-looking information is based on certain key expectations and assumptions made by each of the REIT and NXDT, including with respect to the structure of the Transaction and all other statements that are not historical facts. The timing and completion of the Transaction is subject to customary closing conditions, termination rights and other risks and uncertainties including, without limitation, required regulatory and unitholder approvals. Although management of each of the REIT and NXDT believes that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that any transaction, including the Transaction, will occur or that it will occur on the timetable or on the terms and conditions contemplated in this news release. The Transaction could be modified, restructured or terminated. Readers are cautioned not to place undue reliance on forward-looking information. Additional information on these and other factors that could affect the REIT are included in reports on file with Canadian securities regulatory authorities and may be accessed on the SEDAR+ website at www.sedarplus.ca. Additional factors that may affect NXDT’s business or financial results are described in the risk factors included in NXDT’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

By its nature, such forward-looking information necessarily involves known and unknown risks and uncertainties that may cause actual results, performance, prospects and opportunities in future periods of the REIT and NXDT to differ materially from those expressed or implied by such forward-looking statements. Furthermore, the forward-looking statements contained in this news release are made as of the date of this news release and neither the REIT, nor NXDT, nor any other person assumes responsibility for the accuracy and completeness of any forward-looking information, and no one has any obligation to update or revise any forward-looking information, whether as a result of new information, future events or such other factors which affect this information, except as required by law.

No Offer or Solicitation

This press release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by the use of the mails or by means or instrumentality of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information and Where to Find It

This press release is being made in respect of the proposed transaction between NHT and NXDT. In connection with the proposed transaction, NXDT will file with the SEC a registration statement on Form S-4, which will include an information circular and prospectus, to register the NXDT Common Shares that will be issued to the Unitholders (the “Information Circular and Registration Statement”), as well as other relevant documents regarding the proposed transaction. INVESTORS ARE URGED TO READ IN THEIR ENTIRETY THE INFORMATION CIRCULAR AND REGISTRATION STATEMENT REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENT OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Information Circular and Registration Statement, as well as other filings containing information about NXDT, may be obtained at the SEC’s website (https://www.sec.gov). You will be able to obtain these documents, free of charge, from NXDT at https://nxdt.nexpoint.com or by emailing IR@nexpoint.com.

Neither TSX Venture Exchange nor its Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.

Contact:

Matt McGraner
Chief Investment Officer
(972) 628-4100

Investor Relations
IR@nexpoint.com

Media Inquiries
MediaRelations@nexpoint.com